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As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
(Exact Name of Registrant as Specified in its Charter)

New Hampshire (State or Other Jurisdiction of Incorporation or Organization)	02-0181050 (I.R.S. Employer Identification No.)

Energy Park
780 North Commercial Street
Manchester, New Hampshire 03101-1134
(603) 669-4000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Gregory B. Butler, Esq.
Senior Vice President, Secretary and General Counsel
Northeast Utilities Service Company
107 Selden Street
Berlin, Connecticut 06037
(860) 665-5000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copies To:

Jeffrey C. Miller, Esq. Assistant General Counsel Northeast Utilities Service Company 107 Selden Street Berlin, CT 06037 (860) 665-5000	David P. Falck, Esq. Pillsbury Winthrop LLP 1540 Broadway New York, NY 10036-4039 (212) 858-1438

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement and from time to time thereafter.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee

First Mortgage Bonds	$200,000,000	100%	$200,000,000	$25,340

*
Estimated solely for purposes of calculating the registration fee.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 22, 2004

PROSPECTUS

PUBLIC SERVICE COMPANY OF
NEW HAMPSHIRE

$200,000,000

FIRST MORTGAGE BONDS

        Public Service Company of New Hampshire intends to offer from time to time in one or more series up to $200 million of its first mortgage bonds (the "Bonds"). This Prospectus provides you with a general description of the Bonds.

        When a particular series of Bonds is offered, we will prepare and issue a supplement to this Prospectus setting forth the particular terms of the offered Bonds (each such supplement, a "Prospectus Supplement"). You should read this Prospectus and any Prospectus Supplement carefully before you make any decision to invest in the Bonds. This Prospectus may not be used to sell any of the Bonds unless accompanied by a Prospectus Supplement.

        Unless otherwise indicated in a related Prospectus Supplement, the Bonds will not be listed on a national securities exchange or on the Nasdaq stock market.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We may offer the Bonds directly or through underwriters, agents or dealers. Each Prospectus Supplement will provide the terms of the plan of distribution relating to the respective series of Bonds. "Plan of Distribution" below also provides more information on this topic.

The date of this Prospectus is            , 2004.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered in this Prospectus. We have not included certain portions of the Registration Statement in this Prospectus as permitted by the Commission's rules and regulations. For further information, you should refer to the Registration Statement and its exhibits.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore we file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the Company with the Commission, at the Commission's Public Reference Room at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the Commission's Internet site at http://www.sec.gov. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2003, on the website of our parent company, Northeast Utilities, at http://www.nu.com. The information on this website is not a part of this Prospectus.

        You should rely only on the information incorporated by reference or provided in this Prospectus and its supplement(s). We have not authorized anyone to provide you with different information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed, until we sell all the Bonds:

  •
  Annual Report of the Company on Form 10-K for the year ended December 31, 2003; and

  •
  Quarterly Report for the Company on Form 10-Q for the quarter ended March 31, 2004.

        We will provide to each person, including any beneficial owner of Bonds, to whom a copy of this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

    Randy A. Shoop
    Assistant Treasurer—Finance
    Public Service Company of New Hampshire
    c/o Northeast Utilities Service Company
    107 Selden Street
    Berlin, Connecticut 06037
    (860) 665-3258

FORWARD-LOOKING STATEMENTS

        We make statements in this Prospectus and in the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act and the Exchange Act, which are statements of future expectations and not facts including, but not limited to, statements regarding future earnings, refinancings, regulatory proceedings, the use of proceeds from restructuring, and the recovery of operating costs. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward-looking statements. Actual results or outcomes could differ materially because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets and other presently unknown or unforeseen factors.

        Some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include prevailing governmental policies and regulatory actions, including those of the Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency and state regulatory agencies, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased-power costs, stranded costs, decommissioning costs and present or prospective wholesale and retail competition (including but not limited to transmission costs).

        Our business and profitability are also influenced by economic and geographic factors including political and economic risks, changes in environmental and safety laws and policies, weather conditions (including natural disasters), population growth rates and demographic patterns, competition for retail customers, pricing and transportation of commodities, changes in tax rates or policies or in rates of inflation, changes in project costs, unanticipated changes in certain expenses and capital expenditures, capital market conditions and legal and administrative proceedings (whether civil or criminal) and settlements.

        All such factors are difficult to predict, contain uncertainties which may materially affect actual results and are beyond our control.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus. Except to the extent required by the securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

ABOUT THIS PROSPECTUS

        This Prospectus is part of a registration statement that we have filed with the Commission utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may issue and sell the Bonds in one or more offerings with a maximum aggregate offering price of up to $200,000,000.

        This Prospectus provides you with a general description of the Bonds. Each time we sell the Bonds, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. Any Prospectus Supplement may also add, update or change information contained in the Prospectus. If there is any inconsistency between the information in this Prospectus and the Prospectus Supplement, you should rely on the information in the Prospectus Supplement.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

        Public Service Company of New Hampshire (the "Company"), a New Hampshire corporation, is a wholly-owned subsidiary of Northeast Utilities, a registered public utility holding company for a number of companies comprising the Northeast Utilities system. Three wholly-owned operating subsidiaries of Northeast Utilities—the Company, The Connecticut Light and Power Company and Western Massachusetts Electric Company—furnish electric service in portions of New Hampshire, Connecticut and western Massachusetts. The Company is an electric utility engaged principally in the purchase, transmission, distribution, generation and sale of electricity at retail for residential, commercial, industrial and municipal purposes to approximately 468,000 retail customers in 211 cities and towns in New Hampshire. Prior to Northeast Utilities' acquisition of PSNH in June 1992, PSNH was in bankruptcy reorganization proceedings.

        The principal executive offices of the Company are located at Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101-1134.

RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

		Year Ended December 31,
	Three Months Ended March 31, 2004 (unaudited)
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges(1)	2.57	2.59	2.98	3.21	(1.38)(2)	3.30

(1)
For purposes of computing the ratios: (i) earnings consists of pretax income from continuing operations, fixed charges on debt (including rate reduction bonds), distributed income of equity investees and minority interests; and (ii) fixed charges consist of interest on long-term debt (including rate reduction bonds), amortized premiums, discounts and capitalized expenses related to indebtedness, interest on short-term debt, interest component of rental expenses and other interest, and dividend payments on preferred stock.

(2)
This ratio indicates a deficiency as it represents less than one-to-one coverage. The dollar amount of the associated deficiency totals $103.6 million. The primary reason for the deficiency is that in 2000, PSNH recorded an extraordinary charge totaling $214.2 million as a result of the "Agreement to Settle PSNH Restructuring" with the State of New Hampshire and the discontinuation of the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation."

USE OF PROCEEDS

        The net proceeds from the sale of the Bonds will be used (i) to refinance short-term debt of the Company previously incurred in the ordinary course of business and borrowed from affiliates at an interest rate equal to the Federal Funds Rate, which at June 15, 2004 was 1.03%, and (ii) for other general corporate purposes. As of June 15, 2004, we had $44 million of short-term debt outstanding.

DESCRIPTION OF THE BONDS

        General.    The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement may relate. The description does not purport to be complete and is subject to, and qualified in its entirety by, all of the provisions of the Indenture (as defined below), which is incorporated herein by reference and is an exhibit to the Registration Statement of which this Prospectus is a part. The particular terms of the Bonds offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Bonds so offered will be described therein. References to section numbers under this caption are references to the section numbers of the Indenture. Capitalized terms not defined herein have the meanings given to them in the Indenture.

        The Bonds will be issued under a first mortgage indenture dated as of August 15, 1978, as amended and supplemented (the "Indenture"), between us and Wachovia Bank, National Association, successor to First Union National Bank, as successor to First Fidelity Bank, as trustee (the "Trustee").

        The Indenture provides that the Bonds will be issued in one or more series.

        General Terms of the Bonds.    The Bonds may be issued at various times and may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Bonds will specify:

  •
  the designation and aggregate principal amount of such Bonds;

  •
  the date or dates on which such Bonds will mature;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on such Bonds, and the date from which such interest shall accrue;

  •
  the dates on which such interest will be payable or method by which such dates are to be determined;

  •
  the record dates for payments of interest;

  •
  any redemption or sinking fund terms;

  •
  the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Bonds may be repaid, in whole or in part, at our option;

  •
  the place or places, if any, in addition to or in the place of our office or the office of the Trustee, where the principal of (and premium, if any) and interest, if any, on such Bonds shall be payable and where notices to the Company shall be sent; and

  •
  other specific terms applicable to such Bonds.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Bonds will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof.

        Security.    The Indenture constitutes a first mortgage lien (subject to liens permitted by the Indenture) on substantially all of the Company's property and franchises, including the Company's generating stations and its transmission and distribution facilities, subject to certain customary exceptions. Subject to the provisions of the Federal Bankruptcy Code, the Indenture also constitutes a lien on after-acquired property in New Hampshire, Maine and Vermont, except real property in Maine and Vermont acquired after the filing of the most recent supplemental indenture. The security afforded by the Indenture is for the equal and ratable protection of the bonds of all series issued under the Indenture.

        Under certain limited circumstances, the lien of the Indenture on real property in New Hampshire, personal property located thereon and business revenues generated therefrom could be subordinated to a lien in favor of the State of New Hampshire pursuant to New Hampshire Revised Statutes Annotated 147-B:10-b, as amended, for expenses incurred in containing or removing hazardous waste or materials, and any necessary mitigation of damages with respect to hazardous waste or materials.

        Further, the lien of the Indenture on real property in Maine could be subordinated to a lien in favor of the State of Maine pursuant to Maine Revised Statutes Annotated, Title 38, Section 1371 for costs of abatement, cleanup or mitigation of hazardous substances.

        The Indenture generally requires the Company to deposit with the Trustee all proceeds from the sale or disposition of property except that the Company may dispose of property having an aggregate cost or fair value, whichever is less, of not more than $5 million in any year without depositing the proceeds thereof with the Trustee.

        Issuance of Additional Bonds—Basis for Issuance.    As of the date of this Prospectus, $407 million in aggregate principal amount of bonds are outstanding under the Indenture and, subject to various conditions and restrictions set forth in the Indenture, the Company may issue up to $41 million of additional bonds without any showing that the Company has bondable property additions. (§ 4.4)

        The Company may also issue additional bonds (in addition to certain refunding bonds and bonds issued against the deposit of an equal amount of cash) under the Indenture if, after giving effect to such issuance, the aggregate principal amount of bonds then outstanding would not exceed an amount equal to (i) 66 2/3% of bondable property additions acquired or made after January 1, 1991 as shown in a bondable property certificate most recently or contemporaneously filed with the Trustee plus (ii) the aggregate principal amount of all bonds which have been issued pursuant to Section 4.5 of the Indenture prior to the date of the bondable property certificate referred to in (i) above plus (iii) the aggregate principal amount of all bonds issued against a deposit of cash pursuant to Section 4.6 of the Indenture but only to the extent that the cash so deposited with the Trustee has then been withdrawn by the Company as permitted by Section 4.6(a) of the Indenture plus (iv) the then Applicable Amount set forth below.

If First Mortgage Bonds are to be issued during the twelve-month period beginning June 1,	Applicable Amount (Millions of Dollars)
2004	740
2005	730
2006	720
2007	710
2008	705
2009	700
2010	695

        On and after June 1, 2011, the Applicable Amount shall be $690 million. Upon the issuance of all of the Bonds, $607 million in aggregate principal amount of bonds are expected to be outstanding.

        Additional bonds may also be issued (i) to refund other bonds or certain prior lien obligations provided that if bonds are to be issued to refund bonds or prior lien obligations more than one year after the maturity of such bonds or prior lien obligations, the bonds so issued are subject to the aggregate limitation set forth above (§§ 4.2 and 4.3) and (ii) against the deposit of an equal amount of cash with the Trustee (§ 4.6).

        If cash is deposited with the Trustee as a basis for the issue of bonds, it may be withdrawn from time to time in an amount equal to 66 2/3% of bondable property additions or equal to the aggregate principal amount of bonds or refundable prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Such cash may also be used to purchase or redeem bonds as the Company may designate. (§ 4.6)

        Issuance of Additional Bonds—Earnings Coverage.    Except for certain refunding bonds, the Company may not issue additional bonds unless its net earnings, as defined and as computed without deducting income taxes or the amortization of the regulatory asset, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application of the Trustee for additional bonds is made were at least twice the annual interest requirements of the Company. (§ 4.8)

        Renewal and Replacement Fund.    On or before May 1 of each year, the Company will deliver to the Trustee a maintenance certificate which shall be dated within thirty days of the date of delivery to the Trustee. In case any maintenance certificate shows a Replacement Deficit, as hereinafter defined, the Company will, concurrently with the filing of such certificate, satisfy such Replacement Deficit, by depositing cash with the Trustee, or by depositing with the Trustee bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional bonds or by specifying to the Trustee bondable property additions. On application of the Company to the Trustee, any cash so deposited may be used to purchase or redeem first mortgage bonds. "Replacement Deficit" refers to the amount by which the aggregate amount expended by the Company for property additions since January 1, 1991 is less than the replacement fund requirement for the same period. The replacement fund requirement is computed on an annual basis and is equal for each year to 2.25% of the average of the amounts carried on the Company's books as of May 16, 1991 for net depreciable property owned by the Company on such date, plus cumulative gross property additions thereafter which constitute part of the trust estate under the Indenture (excluding the regulatory asset and any other adjustments made prior to such date) at the beginning and end of the year. (§ 5.5)

        Covenants.    The Indenture includes covenants which, among other things, restrict prior liens, require the maintenance of insurance coverage (subject to certain rights to self-insure) and require the recording and re-recording of the Indenture. (Article 5)

        Withdrawal of Moneys Held by Trustee.    Any moneys deposited with the Trustee and any other monies held by the Trustee as part of the trust estate shall be paid over from time to time by the Trustee upon application of the Company to or upon the order of the Treasurer or an Assistant Treasurer of the Company in an amount equal to 100% of bondable property additions or in an amount equal to the principal amount of bonds or refundable prior lien obligations which would otherwise be available as a basis for the issue of additional bonds. (§ 8.1)

        Any moneys held by the Trustee as part of the trust estate (other than moneys deposited in a sinking or improvement fund for the benefit of a particular series of bonds) shall, at the election and in accordance with the request of the Company, be applied by the Trustee (i) from time to time to the purchase of outstanding bonds in the manner provided in the Indenture or (ii) to the payment at maturity of any bonds issued and outstanding under the Indenture or (iii) in reduction of the amount then required to be deposited by the Company with the Trustee in connection with the redemption of bonds issued and outstanding under the Indenture. (§ 8.2)

        Events of Default.    The Indenture provides that the following events will constitute "events of default" thereunder: failure to pay principal; failure for 30 days to pay interest; failure to perform any of the other Indenture covenants for 90 days after notice to the Company; default under one or more prior lien obligations aggregating not less than $25 million (other than certain prior lien obligations deposited with the Trustee); and certain events of bankruptcy, insolvency or receivership. (§ 10.1)

        The Indenture provides that, if an event of default exists, the Trustee may, and upon the written request of the holders of 25% or more in principal amount of the bonds then outstanding, the Trustee shall, declare the principal of all the bonds then outstanding to be immediately due and payable and that upon the occurrence of certain events of bankruptcy, insolvency or receivership, the principal of all the bonds then outstanding shall become due and payable without any action by the bondholders or the

Trustee, subject in each case to the right of holders of a majority in principal amount of bonds then outstanding to disapprove, rescind or annul such declaration. (§ 10.1)

        The Trustee is required by the Trust Indenture Act of 1939, as amended, to give to the bondholders, by mail, notice of the happening of all defaults known to it within 90 days after the occurrence thereof. However, except in the case of a default resulting from the failure to make any payment of principal of or interest on the bonds, or in the payment of any sinking or purchase fund installment, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the bondholders. The Trustee is not required to give notice of any default which has been cured or waived.

        Modification of the Indenture.    Without the consent of the bondholders, the Indenture may be supplemented or amended, among other things, to convey additional.property, to further add to the covenants and agreements of the Company, to evidence a successor to the Company, to correct any defective or ambiguous provision in the Indenture, to provide for the issue of bonds of any series, to comply with the rules and regulations of any securities exchange on which any of the bonds may be listed, to reflect accounting changes as appropriate to conform with generally accepted accounting principles, or to modify, amend, or supplement the Indenture or any indenture supplemental thereto in such a manner as to permit qualification under the Trust Indenture Act of 1939, as amended. (§ 15.1)

        With the consent of the holders of not less than a majority in aggregate principal amount of the bonds at the time outstanding (or in case one or more, but less than all, of the series of bonds then outstanding would be materially adversely affected, with the consent of not less than a majority in aggregate principal amount of the bonds of each series then outstanding which would be materially adversely affected by the action proposed to be taken), the Company may, from time to time and at any time, enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of any supplemental indenture. However, no such supplemental indenture shall operate (i) to permit the extension of the time or times of payment of the principal of, or interest or premium, if any, on any of the bonds or the reduction in the principal amount thereof or the rate of interest or the amount of premium thereon or otherwise affect the terms of payment of such principal or interest or premium, if any, on any of the bonds, without the consent of the holder of each bond so affected, or (ii) to reduce the aforesaid percentage of bonds, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all bonds outstanding, or (iii) to permit the creation by the Company of any mortgage or pledge or lien in the nature thereof, ranking prior to or equal with the lien of the Indenture, and not otherwise permitted under the Indenture, on any material part of the trust estate without the consent of the holders of all bonds outstanding, or (iv) to deprive the holder of any bond outstanding of the lien of the Indenture on any material part of the trust estate without the express consent of the holder of each bond affected thereby. (§ 15.2)

        Concerning the Trustee.    The Trustee under the Indenture, and affiliates of the Trustee, are also trustees under other indentures and trust agreements of affiliates of ours. In addition, the Trustee is a lending party to two revolving credit facilities for Northeast Utilities companies with total commitment amounts under each facility of approximately $24.8 million and $21.2 million.

        Book-Entry Only System.    Each series of Bonds may be issued in the form of one or more global bonds (the "Global Bonds") representing all or part of such series of Bonds and which will be deposited with or on behalf of The Depository Trust Company as Depositary under the Indenture ("DTC") and registered in the name of DTC or nominee of DTC. Certificated Bonds will not be exchangeable for Global Bonds and, except under the circumstances described below, the Global Bonds will not be exchangeable for certificated Bonds.

        So long as DTC, or its nominee, is the registered owner of the Global Bonds, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Bonds represented by the Global Bonds for all purposes under the Indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in the Bonds will not be entitled to have Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Global Bonds and will not be considered the Holders thereof under the Indenture. Accordingly, each person holding a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of the Bonds.

        DTC has advised us as follows: DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

        Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of Global Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Bonds on DTC's records. The ownership interest of each actual purchaser of each Global Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

        To facilitate subsequent transfers, all Global Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If the Global Bonds are redeemable, redemption notices shall be sent to DTC. If less than all of the Global Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Global Bonds unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and dividend payments on the Global Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or any agent for payment on or registration of transfer or exchange of any Global Bond on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC nor its nominee, any agent for payment on or registration of transfer or exchange of any Global Bond, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or any agent for payment on or registration of transfer or exchange of any Global Bond, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Global Bonds at any time by giving reasonable notice to us or any agent for payment on or registration of transfer or exchange of any Global Bond. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

        Neither the Trustee, us, nor any agent for payment on or registration of transfer or exchange of any Global Bond will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial interests.

LEGAL OPINIONS

        Legal opinions relating to the validity of the Bonds will be given by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate for the Company.

Certain legal matters will be passed upon for any underwriters by Pillsbury Winthrop LLP, 1540 Broadway, New York, New York 10036-4039, counsel for any underwriters, agents or dealers.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in its report, which is incorporated herein by reference (which expresses an unqualified opinion), and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the period ended March 31, 2004, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report on Northeast Utilities and subsidiaries included in Northeast Utilities' combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

        We may sell the Bonds offered hereby (i) through negotiation with one or more underwriters; (ii) through one or more agents or dealers designated from time to time; (iii) directly to purchasers; or (iv) through any combination of the above. The distribution of the Bonds may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A Prospectus Supplement or a supplement thereto will describe the method of distribution of Bonds of any series.

        If we use any underwriters in the sale of Bonds, we will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in the Prospectus Supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless otherwise indicated in the Prospectus Supplement, the underwriting or purchase agreement will provide that the obligations of any underwriters to purchase the Bonds will be subject to certain conditions precedent and the underwriter or underwriters are obligated to purchase all of the Bonds offered in the Prospectus Supplement if any are purchased.

        If a dealer is utilized in the sale of the Bonds, we will sell the Bonds to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of sale.

        If any of the Bonds are sold through agents designated by us from time to time, the Prospectus Supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the Bonds. Unless otherwise indicated in the Prospectus Supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

        Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would otherwise be in the absence of such transactions.

        The Bonds of any series, when first issued, will have no established trading market. Any underwriters or agents to or through whom Bonds are sold by us for public offering and sale may make a market in such Bonds, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Bonds.

        In connection with the sale of the Bonds, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the Bonds may be deemed to be, underwriters within the meaning of the Securities Act. The agreement between us and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us and the purchasers, underwriters or agents against certain liabilities, including liabilities under the Securities Act.

        We are currently contemplating issuing up to $50 million of Bonds in an underwritten offering shortly after the registration statement containing this Prospectus is declared effective by the Commission. The general terms of the Bonds are described in this Prospectus under "Description of the Bonds." We have not finally determined the timing or terms of such an offering. Citigroup Global Markets Inc. will be the bookrunning manager in connection with the offering. Total underwriters' compensation to be paid by us is not expected to exceed 0.65% of the principal amount of the Bonds to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new Bonds is expected to be ten years. We expect that the use of the proceeds from this offering will be to refund short-term debt incurred by us in the ordinary course of business and for other general corporate purposes. Other terms will be reflected in a prospectus supplement that will be filed with the Commission if and when we decide to proceed with any such offering.

        Certain of the underwriters or agents and their associates may engage in transactions (including the extension of credit) with, or perform services for, us and our affiliates in the ordinary course of business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$25,340
Printing costs*	$10,000
Accounting Fees*	$80,000
Fees and expenses of Trustee*	$4,000
Fees of rating agencies*	$190,000
Reimbursement of underwriters' expenses and counsel fees in connection with qualification or registration of the Bonds under state securities or "blue sky" laws*	$4,000
Miscellaneous and incidental expenses, including travel, telephone, copying, postage*	$10,000

Total	$323,340

*
Estimated. All expenses assume two bond issues

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        We are organized under the laws of the State of New Hampshire. The New Hampshire Business Corporation Act (the "NHBCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if: (1) the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in the preceding sentence; and (2) the director furnishes the corporation an undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Unless a corporation's articles of incorporation provide otherwise, the corporation may indemnify and advance expense to an officer, employee or agent of the corporation who is not a director to the same extent as to a director. A corporation may not indemnify a director (x) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (y) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Unless limited by its articles of incorporation, a New Hampshire corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

        Article IX of our By-Laws provides that we will indemnify, to the fullest extent permitted by applicable law, each person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the corporation, or is or was serving, at the request of the corporation, for another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer, against expenses, including attorneys' fees, judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred in connection with such action or proceeding, or any appeal thereof.

        Determinations with respect to indemnification and reimbursement of a person (unless ordered by a court) shall be made: (1) by the Board acting (a) by majority vote or action of a disinterested quorum of directors; or (b) if such quorum is not obtainable, as directed by a majority vote or action of a committee of the Board, duly designated to act in the matter by a majority vote or action of the full Board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such proceeding; or (2) by independent legal counsel, selected by the Board or a committee thereof by vote or action as set forth in clauses (a) and (b) of clause (1), or if the requisite quorum of the full Board cannot be obtained and such committee cannot be established, by a majority vote or action of the full Board (in which selection directors who are parties may participate); or (3) by a majority vote of the holders of the outstanding stock at the time entitled to vote for directors, voting as a single class; or (4) by any other method of determination selected by the Board (in which selection directors who are parties may participate).

        Under our By-laws, we must advance expenses incurred with respect to any such action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of any undertaking then required under applicable law by or on behalf of such recipient.

        We also maintain an insurance policy that insures our directors and officers against certain liabilities.

ITEM 16. EXHIBITS

EXHIBIT NO.		DESCRIPTION
1	Form of Underwriting Agreement for the Bonds.
3.1	Articles of Incorporation of PSNH, as amended to May 16, 1991. (incorporated by reference to Exhibit 3.3.1 of 1993 Annual Report on Form 10-K, File No. 1-5324).
3.2	By-laws of PSNH, as amended to November 1, 1993. (incorporated by reference to Exhibit 3.2 of 1993 Annual Report on Form 10-K, File No. 1-5324).
4.1	First Mortgage Indenture dated as of August 15, 1978 between PSNH and Wachovia Bank, National Association, as successor trustee to First Fidelity Bank, National Association (Composite including all amendments to May 16, 1991). (Incorporated by reference to Exhibit 4.4.1, 1992 NU Form 10-K, File No. 1-5324).
	4.1.1	Tenth Supplemental Indenture dated as of May 1, 1991 between PSNH and First Fidelity Bank, National Association, now Wachovia Bank, Trustee. (Incorporated by reference to Exhibit 4.1, PSNH Form 8-K dated February 10, 1992, File No. 1-6392)
	4.1.2	Twelfth Supplemental Indenture dated as of December 1, 2001 between PSNH and First Union National Bank, now Wachovia Bank, Trustee. (Incorporated by reference to Exhibit 4.3.1.2, 2001 NU Form 10-K, File No. 1-5324)
4.2	Form of Supplemental Indenture.
5	Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.

12	Statement re: computation of Ratio of Earnings to Fixed Charges.
15	Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).
24	Powers of Attorney (included on the signature page to this Registration Statement).
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association, as Trustee, under the Indenture.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

    provided, however, that paragraph 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6)   For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Berlin, State of Connecticut, on June 21, 2004.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE (REGISTRANT)
By:	/s/ CHERYL W. GRISÉ Cheryl W. Grisé Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Gregory B. Butler, John H. Forsgren, David R. McHale, Jeffrey C. Miller and Jane Seidl and each of them singly, their true and lawful attorneys, with full power to each such attorney to sign for them in their names, in the capacities indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments to said registration statement.

SIGNATURE	TITLE	DATE

/s/ CHERYL W. GRISÉ Cheryl W. Grisé	Chief Executive Officer and a Director	June 21, 2004
/s/ JOHN H. FORSGREN John H. Forsgren	Executive Vice President and Chief Financial Officer and a Director	June 21, 2004
/s/ GARY A. LONG Gary A. Long	President and Chief Operating Officer and a Director	June 21, 2004
/s/ DAVID H. BOGUSLAWSKI David H. Boguslawski	Vice President—Transmission Business and a Director	June 21, 2004
/s/ JOHN P. STACK John P. Stack	Vice President—Accounting and Controller	June 21, 2004

Exhibit Index

EXHIBIT NO.		DESCRIPTION
1		Form of Underwriting Agreement for the Bonds.
3.1		Articles of Incorporation of PSNH, as amended to May 16, 1991. (incorporated by reference to Exhibit 3.3.1 of 1993 Annual Report on Form 10-K, File No. 1-5324).
3.2		By-laws of PSNH, as amended to November 1, 1993. (incorporated by reference to Exhibit 3.2 of 1993 Annual Report on Form 10-K, File No. 1-5324).
4.1		First Mortgage Indenture dated as of August 15, 1978 between PSNH and Wachovia Bank, National Association, as successor trustee to First Fidelity Bank, National Association (Composite including all amendments to May 16, 1991). (Incorporated by reference to Exhibit 4.4.1, 1992 NU Form 10-K, File No. 1-5324).
	4.1.1	Tenth Supplemental Indenture dated as of May 1, 1991 between PSNH and First Fidelity Bank, National Association, now Wachovia Bank, Trustee. (Incorporated by reference to Exhibit 4.1, PSNH Form 8-K dated February 10, 1992, File No. 1-6392)
	4.1.2	Twelfth Supplemental Indenture dated as of December 1, 2001 between PSNH and First Union National Bank, now Wachovia Bank, Trustee. (Incorporated by reference to Exhibit 4.3.1.2, 2001 NU Form 10-K, File No. 1-5324)
4.2		Form of Supplemental Indenture for the Series L Bonds.
5		Opinion of Jeffrey C. Miller, Esq. regarding the legality of the securities being issued.
12		Statement re: computation of Ratio of Earnings to Fixed Charges.
15		Letter of Deloitte & Touche LLP to Northeast Utilities re: unaudited interim financial information.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5).
24		Powers of Attorney (included on the signature page to this Registration Statement).
25		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wachovia Bank, National Association, as Trustee, under the Indenture.

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WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE BONDS
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
Exhibit Index